PostRock Reports First Quarter Results

OKLAHOMA CITY – May 13, 2014 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the quarter ended March 31, 2014.

Highlights

•	Revenue totaled $21.8 million, up 36% from the prior-year period.
•	Production, using a 19:1 oil-to-gas economic equivalency, averaged 47.5 MMcfe per day, down 2% from the prior-year period due primarily to adverse weather in the quarter.
•	Oil production averaged 595 barrels a day, a 64% increase from the prior-year period.
•	Oil contributed 23% of revenues, compared to 18% in the prior-year period.
•

A settlement was reached with Constellation Energy Partners, LLC (“CEP”) and Sanchez Energy Partners I, L.P. (“SEPI”). To date, the Company has received $9.1 million pursuant to the settlement and hopes to recover an additional $12.5 million by year end.

•	April’s oil production was 695 net barrels a day, or 17% above the first quarter’s average.
•	By April 30, debt had decreased $9.0 million from its March 31 level to $86.0 million.

Operational Discussion

Winter Impact on Production – Oil and gas production was negatively impacted, primarily in the Cherokee Basin, from December through early March due to the extreme winter. The Company estimates that first quarter production was reduced by approximately 1.1 net MMcf per day and 40 net barrels of oil per day, or 1.9 net MMcfe per day at a 19:1 economic equivalency, due to weather. By April 30, gas production had nearly returned to expected rates, and oil production was above expectations. On an economic equivalency basis, April production averaged 50.1 net MMcfe per day, a 5% increase over the first quarter and 2%  above the year earlier period.

Central Oklahoma – Oil production for the first quarter averaged 356 net barrels per day. While modest, this was  a 120% increase over the prior-year period. During the quarter, the Company worked over three wells targeting the Hunton Carbonate.  Since March 31, an additional seven workovers have been performed. Initial results have been positive, as the initial eight development workovers, now online, have increased production by approximately 190 net barrels of oil per day, and, collectively, are expected to generate in excess of 100% IRR. As a result, production for the month of April averaged 461 net barrels a day, 29% higher than the first quarter’s average. The remaining two workovers were put on production on May 7.  The Company is also currently drilling a horizontal well targeting the Hunton formation.

On January 31, the Company purchased additional interests in producing properties it acquired in November 2013. The additional interests were purchased for $1.8 million, including $900,000 cash and 725,806 shares of common stock.

For the balance of the year, the Company plans to spend $20 million on new horizontal and vertical wells targeting multiple formations, including the Hunton Carbonate and the Woodford Shale. We also expect to perform additional development workovers throughout the year.

Cherokee Basin – Gas and oil production for the first quarter averaged 34.8 net MMcf per day and 212 net barrels per day, respectively. On an economic equivalency basis, production declined 9% from the prior-year period to an average of 38.8 net MMcfe per day. The decline in gas volume was largely due to weather and the lack of ongoing development in the Basin.

One of the Company’s most significant and challenging projects over the last 18 months has been the reconfiguration of its Cherokee Basin compression system. The project was designed to improve energy efficiency and reduce gathering costs. The project was completed on May 6 at a total cost of $8.5 million. It is expected to result in annual rental savings of $4.6 million and to reduce fuel consumption by approximately 1.6 MMcf a day, which should add approximately $2.6 million in revenues and cash flow on an annual basis at current gas prices.

Financial Discussion

Revenues increased 36% from the prior-year period to $21.8 million. Despite lower volumes, gas revenue increased 28% to $16.0 million, due to a 47% increase in realized prices to $4.90 per Mcf. Oil revenue increased 73% to $5.1 million, as production grew 64% and the realized price of $95.27 per barrel was 5% higher than the prior-year period. Gas gathering revenue increased 12% to $735,000, as higher gas pricing more than offset lower third-party volumes.

Total production costs, which consist of lease operating expenses (“LOE”), gathering expenses, and severance and ad valorem taxes (“production taxes”) increased 5% from the prior-year period to $10.3 million.  The increase was largely due to lower capitalized labor and equipment costs of $666,000, as a result of a lower number of development projects in 2014. Also contributing to the increase were higher repair and maintenance costs of $320,000, largely due to the wells drilled in the Company’s 2013 development program which increased well count by approximately 5%, and higher production taxes of $177,000 due to higher gas pricing and increased oil production.  Partially offsetting the increase were compressor rental savings resulting from the compressor reconfiguration project, of approximately $600,000, coupled with a reduction of labor and equipment costs of $250,000.

General and administrative expenses increased 10%, or $363,000, from the prior-year period to $3.9 million. Excluding expenses of $29,000 associated with the CEP litigation and a one-time payroll tax expense of $62,000 for executive deferred compensation, G&A increased by 8%. Of the increase, $144,000 was related to higher licensing and implementation costs for new accounting, planning and technical software. Additionally, $128,000 was due to an increase in wages as the average employee headcount at the Company’s headquarters increased by five due to the Company’s production and leasehold acquisitions in Oklahoma. Going forward, both license/software implementation costs and wages should moderate as expected system cost savings and the impact of recent employee departures are realized throughout the year.

Due to the accounting treatment of the Series A mandatorily redeemable preferred stock, an additional $2.6 million of non-cash interest expense was added during the quarter. Excluding this expense, net interest expense was $965,000, an increase of 50% over the prior-year period, as debt outstanding increased.

The Company had a $2.5 million realized hedging loss in the quarter compared to a loss of $873,000 in the prior-year period, as a result of rising gas and oil prices.

Due to appreciation of the market price of CEP units during the first quarter, a mark-to-market gain of $1.6 million was recorded.

Hedges

The Company’s natural gas and crude oil swaps cover an average of 28.2 MMcf and 317 barrels per day for the remaining nine months of 2014 at weighted average prices of $4.01 per Mcf and $95.19 per barrel. Compared to the Company’s 2014 PDP production forecast and total proved reserves production forecast in its December 31, 2013 reserve report, this represents approximately 82%  and 81% of gas production, respectively, and 64% and 49% of oil production, respectively. The following table summarizes the Company’s derivative positions at March 31, 2014. The Company has no Southern Star basis swaps outstanding.

	April - Dec.
	2014	2015	2016
NYMEX Gas Swaps
Volume (MMBtu)	7,745,679	8,983,560	7,814,028
Weighted Average Price ($/MMBtu)	$4.01	$4.01	$4.01
NYMEX Oil Swaps
Volume (Bbls)	87,057	71,568	65,568
Weighted Average Price ($/Bbl)	$95.19	$92.73	$90.33

Debt

At March 31, $95.0 million was borrowed under the revolving credit facility, an increase of $3.0 million from year end. As of April 30, the Company had $86.0 million drawn on the facility and $1.4 million in letters of credit outstanding, resulting in $27.6 million remaining available on the facility. The initial payment of $8.3 million received from the CEP lawsuit settlement, discussed below, was used to reduce debt.

At March 31, PostRock elected to pay in-kind its quarterly dividend on its Series A preferred stock, increasing the liquidation value of the preferred by $3.1 million to $105.9 million. As part of the dividend, White Deer also received 2.4 million additional warrants with a weighted average strike price of $1.27 a share. At March 31, White Deer held a total of 22.6 million warrants exercisable at an average price of $1.51 a share and 11.0 million common shares.

	December 31,	March 31,
	2013	2014

Capitalization	(in thousands)
Long-term debt	$92,000	$95,000
Mandatorily redeemable preferred stock	64,523	64,933
Redeemable preferred stock	23,828	26,098
Stockholders’ deficit	(30,034)	(34,715)
Total capitalization	$150,317	$151,316

Capital Expenditures

During the quarter, capital expenditures totaled $6.8 million. This included $2.0 million spent on development projects which include the three Central Oklahoma development workovers. Maintenance related projects, primarily the Company’s compressor reconfiguration project, were $2.7 million, producing property acquisition costs in Central Oklahoma, discussed above, were $1.8 million and leasehold costs were approximately $300,000.

CEP Settlement

On March 31, a settlement of the Company’s CEP lawsuit was reached. The Company expects to recover a target of $21.6 million. At the time of settlement, all of the Company’s CEP Class A units and 414,938 Class B units were transferred to SEPI. Simultaneously, PostRock received an initial payment of approximately $8.3 million. Over the next nine to twelve months, the Company intends to sell its remaining 5,503,956 Class B units in orderly block and other market transactions, subject to minimum price, volume and other limitations set forth in the settlement agreement. As of April 30,  the Company had sold 291,767 Class B units at an average price of $2.52.

Webcast and Conference Call

PostRock will host a webcast and conference call tomorrow, May 14, 2014, at 10:00 a.m. Central Time. The webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

Stephen L. DeGiusti

EVP, General Counsel & Secretary

sdegiusti@pstr.com

(405) 702-7420

Production for the Current and Prior-Year Periods

The following table represents total period production for the current and prior-year periods:

	Total Period Production
	Three Month Ended March 31,
	2013	2014

Production
Natural gas (MMcf)
Cherokee Basin	3,587	3,131
Central Oklahoma	—	9
Appalachian Basin	133	118
Total natural gas	3,720	3,258
Crude oil (Bbls)
Cherokee Basin	13,782	19,061
Central Oklahoma	14,606	32,056
Appalachian Basin	4,291	2,469
Total crude oil	32,679	53,586
Total Production - Natural Gas Equivalent (MMcfe)
Economic equivalent, 19:1 oil-to-gas basis (1)
Cherokee Basin	3,849	3,493
Central Oklahoma	278	618
Appalachian Basin	215	165
Total natural gas equivalent	4,342	4,276
Energy equivalent, 6:1 oil-to-gas basis (2)
Cherokee Basin	3,670	3,245
Central Oklahoma	88	201
Appalachian Basin	159	133
Total natural gas equivalent	3,917	3,579

Realized price (excluding hedges)
Crude oil (per Bbl)	$90.49	$95.27
Natural gas (per Mcf)	$3.34	$4.90

_________

(1)

Oil and natural gas are converted at the rate of one barrel equals 19 Mcfe based upon the approximate revenue per unit of production (Mcf or Bbl) realized during the period; $95.27 per barrel of oil and $4.90 per Mcf of gas factors down to a 19:1 ratio

(2)	Oil and natural gas are converted at the rate of one barrel equals six Mcfe based upon the approximate relative energy content of oil to natural gas

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended March 31,
	2013	2014

	(in thousands)
Net (loss)	$(7,894)	$(6,323)
Adjusted for:
Interest expense, net	641	3,530
Depreciation, depletion and amortization	6,428	6,902
EBITDA	$(825)	$4,109
Other income, net	(13)	—
Gain from equity investment	(3,582)	(1,619)
Unrealized loss from derivative financial instruments	6,248	2,608
(Gain) loss on disposal of assets	31	(19)
Non-cash compensation	928	979
Acquisition costs	—	34
CEPM legal fees	—	29
Adjusted EBITDA	$2,787	$6,121

Although EBITDA and adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles (“GAAP”), management considers them important measures of performance. Neither EBITDA nor adjusted EBITDA are a substitute for the GAAP measures of earnings or cash flow or necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. EBITDA and adjusted EBITDA have material limitations as a performance measure because they exclude, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of their limitations, neither EBITDA nor adjusted EBITDA should be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

PostRock Energy Corporation

Condensed Consolidated Statements of Operations

 (Unaudited)

	Three Months Ended March 31,
	2013	2014

	(in thousands, except per share data)
Revenues
Natural gas sales	$12,442	$15,963
Crude oil sales	2,957	5,105
Gathering	654	735
Total	16,053	21,803
Costs and expenses
Production	9,775	10,272
General and administrative	3,546	3,911
Depreciation, depletion and amortization	6,428	6,902
(Gain) loss on disposal of assets	31	(19)
Acquisition costs	—	34
Total	19,780	21,100
Operating income (loss)	(3,727)	703
Other income (expense)
Realized loss from derivative financial instruments	(873)	(2,507)
Unrealized loss from derivative financial instruments	(6,248)	(2,608)
Gain on investment	3,582	1,619
Other income (expense), net	13	—
Interest expense, net	(641)	(3,530)
Total	(4,167)	(7,026)
Loss before income taxes	(7,894)	(6,323)
Income taxes	—	—
Net loss	(7,894)	(6,323)
Preferred stock dividends	(2,740)	(929)
Accretion of redeemable preferred stock	(778)	(370)
Net loss attributable to common stockholders	$(11,412)	$(7,622)
Net loss per common share
Basic loss per share	$(0.50)	$(0.25)
Diluted loss per share	$(0.50)	$(0.25)
Weighted average common shares outstanding
Basic	22,763	31,015
Diluted	22,763	31,015

PostRock Energy Corporation

Condensed Consolidated Balance Sheets

	December 31,	March 31,
	2013	2014

		(Unaudited)
	(in thousands)
ASSETS
Current assets
Cash and equivalents	$37	$151
Restricted cash	—	23
Accounts receivable—trade, net	7,722	9,332
Other receivables	194	8,446
Inventory	886	838
Other	820	1,753
Derivative financial instruments	54	4
Total	9,713	20,547
Oil and natural gas properties, full cost method of accounting, net	141,911	142,462
Other property and equipment, net	14,180	13,780
Investment, net	14,588	7,873
Derivative financial instruments	652	469
Other, net	2,038	1,920
Total assets	$183,082	$187,051
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$7,406	$7,449
Revenue payable	4,397	4,921
Accrued expenses and other	4,055	3,881
Derivative financial instruments	1,937	4,917
Total	17,795	21,168
Derivative financial instruments	1,796	1,191
Long-term debt	92,000	95,000
Mandatorily redeemable preferred stock	64,523	64,933
Asset retirement obligations	13,099	13,345
Other	75	31
Total liabilities	189,288	195,668
Commitments and contingencies
Series A Cumulative Redeemable Preferred Stock	23,828	26,098
Stockholders’ deficit
Preferred stock	1	1
Common stock	299	316
Additional paid-in capital	397,170	399,900
Treasury stock, at cost	(512)	(1,617)
Accumulated deficit	(426,992)	(433,315)
Total stockholders’ deficit	(30,034)	(34,715)
Total liabilities and stockholders’ deficit	$183,082	$187,051

PostRock Energy Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2013	2014

	(in thousands)
Cash flows from operating activities
Net loss	$(7,894)	$(6,323)
Adjustments to reconcile net loss to net cash flows from (used in) operating activities
Depreciation, depletion and amortization	6,428	6,902
Share-based and other compensation	928	968
Amortization of deferred loan costs	104	129
Change in fair value of derivative financial instruments	6,248	2,608
(Gain) loss on disposal of assets	31	(19)
Gain on investment	(3,582)	(1,619)
Other non-cash changes to items affecting net loss	(15)	2,566
Changes in operating assets and liabilities
Accounts receivable	153	(1,528)
Accounts payable	(5,559)	(1,128)
Other	329	(1,037)
Net cash flows from (used in) operating activities	(2,829)	1,519
Cash flows from investing activities
Restricted cash	—	(23)
Expenditures for equipment, development and leasehold	(9,211)	(4,430)
Proceeds from sale of assets	12	59
Net cash flows used in investing activities	(9,199)	(4,394)
Cash flows from financing activities
Proceeds from debt	23,500	19,000
Repayments of debt	(15,000)	(16,000)
Debt and equity financing costs	(224)	(11)
Proceeds from issuance of common stock	3,292	—
Net cash flows from financing activities	11,568	2,989
Net increase (decrease) in cash and cash equivalents	(460)	114
Cash and equivalents beginning of period	525	37
Cash and equivalents end of period	$65	$151